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                                                    EXHIBIT 99.2

                                                    CONTACTS:
                                                    Roy Winnick or Mark Semer
                                                    Kekst and Company
                                                    (212) 521-4842 or 4802



       KENNETH H. WEIXEL NAMED ACTING PRESIDENT / CEO OF PHP HEALTHCARE
                     FOLLOWING SUSPENSION OF JACK M. MAZUR

Reston, Virginia, November 25, 1998. PHP Healthcare Corporation ("PHP" or the "Company") today announced that the Company's Board of Directors has suspended temporarilty Jack M. Mazur from his position as the Company's President and Chief Executive Officer, effective immediately, and has appointed Kenneth H. Weixel, most recently the Company's Executive Vice President for Healthcare Finance and Business Strategy and Acting Chief Financial Officer, as the Company's Acting President and Chief Executive Officer.

The Company's Board of Directors is considering possible final actions on Mr. Mazur's status. Pursuant to Mr. Mazur's employment agreement, he will remain on the Company payroll while the suspension is in effect.

Mr. Weisel joined PHP in June 1997 after more than 17 years with Deloitte & Touche, LLP. From 1993 through May 1997, he was the Partner in Charge of the Western Region Healthcare Practice for Deloitte. In this role, he served many of Deloitte's largest healthcare clients.

A medical management company, PHP Healthcare Corporation manages medical risk through the acceptance of global capitation arrangements with HMOs and other health care payors. The Company also offers a full range of management services to the physician groups and hospitals that participate in provider-based networks developed by PHP.

Except for historical information, the statements preceding are forward-looking statements that involve risks and uncertainties. Investors are cautioned that such statements are only predictions and the actual events or results may differ materially. These forward-looking statements speak only as of this date. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made today to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

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